ALLIANCEBERNSTEIN GLOBAL HIGH INCOME FUND,
INC.


FORMER
POLICIES
CURRENT
POLICIES

Fundamental Investment Policies:
The Fund invests at least
65% of its assets in U.S.
Dollar-denominated debt
securities issued or
guaranteed by foreign
governments
Policy eliminated.

Non-fundamental Investment Policies:
The Fund currently
invests at least 80% of its
assets in U.S. Dollar-
denominated debt
securities issued or
guaranteed by foreign
governments.
Policy eliminated.






AllianceBernstein Global High Income Fund, Inc.
811-07732
Exhibit 77D-Policies with respect to Security Investment


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